Exhibit 5

April 13, 2004

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355

Ladies and Gentlemen:

         I have acted as counsel to IKON Office Solutions, Inc. (“IKON”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, an additional 10,000,000 shares of its Common Stock (the “Shares”) for offering pursuant to the Retirement Savings Plan (“Plan”). The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery.

         In rendering my opinion, I have reviewed such certificates, documents, corporate records and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with the originals of all instruments presented to me as copies and the genuineness of all signatures.

         Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan described above, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours, /s/ DON H. LIU Don H. Liu